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NEWS RELEASE
                                                                        Contact:
                                                 Rick Cantele, President and CEO
                                                Salisbury Bank and Trust Company
                                           5 Bissell Street, Lakeville, CT 06039
                                                                  (860) 435-9801
                                                          rick@salisburybank.com
For Immediate Release

            SALISBURY BANK AND TRUST COMPANY TO ACQUIRE CANAAN BRANCH
                             OFFICE OF WEBSTER BANK

Lakeville, CT (August 25, 2009) - Salisbury Bancorp, Inc., (NYSE AMEX: "SAL") announced today that its subsidiary, Salisbury Bank and Trust Company, has entered into a purchase and assumption agreement (the "Agreement") to purchase the Canaan, Connecticut branch of Webster Bank. The Agreement provides that, subject to the receipt of regulatory approvals and the satisfaction of normal closing conditions, Salisbury Bank will assume certain deposits, fixed assets, and certain loans. Salisbury Bank also agreed to retain all branch-based employees of the Webster Canaan Branch as part of the transaction.

In the aggregate, the transaction includes approximately $17 million in deposits and approximately $4 million in loans. Under the terms of the Agreement, the acquisition is expected to be completed in the fourth quarter of 2009, pending regulatory approval.

"We are pleased to have this opportunity to enhance our presence in the Canaan community with the acquisition of this office," said Rick Cantele, President and Chief Executive Officer. "We believe the purchase of this branch will add to our already strong presence in the tri-state area, and particularly in the town of Canaan."

Cantele continued, "We welcome the customers and employees of Webster Bank's Canaan branch to the Salisbury Bank family and look forward to continuing to provide outstanding customer service to these customers. We anticipate that the Webster customers will have a smooth transition into our suite of products and services, and we are confident that no disruption of service will occur."

The purchase is part of Salisbury Bank's strategic initiative to enhance its market share in the tri-state area. The Bank plans to consolidate the operations of its current Canaan branch with the newly acquired Webster branch.

Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $500 million and capital in excess of $46 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, which it has done for approximately 160 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.